EXHIBIT 23.1

James Stafford

James Stafford, Inc.
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 12 July 2010, except for Note 15, as to which the date is 28 July 2010, with respect to the consolidated balance sheets of Rotoblock Corporation as at 30 April 2010 and 2009 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended 30 April 2010 on Form 10-K dated 29 July 2010.

/s/ James Stafford
Vancouver, Canada Chartered Accountants

29 July 2010